PRICING SUPPLEMENT                                         File No. 333-109802
------------------                                              Rule 424(b)(3)
(To Prospectus Supplement and Prospectus dated November 26, 2003)
Pricing Supplement Number: 2369


                           Merrill Lynch & Co., Inc.



                          Medium-Term Notes, Series C
                  Due Nine Months or More from Date of Issue


                               Fixed Rate Notes


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Principal Amount:          $250,000,000

Issue Price:               100.843%
                           (plus accrued interest from February 3, 2004)

CUSIP Number:              59018YSU6

Interest Rate:             5.00% per annum

Original Issue Date:       March 8, 2004

Stated Maturity Date:      February 3, 2014

Interest Payment Dates:    Each February 3rd and August 3rd, commencing on August 3rd, 2004 subject to following business day convention.

Repayment at the Option
of the Holder:             The Notes cannot be repaid prior to the Stated Maturity Date.

Redemption at the Option
of the Company:            The Notes cannot be redeemed prior to the Stated Maturity Date.


Form:                      The Notes are being issued in fully registered book-entry form.

Other Provisions:          The Notes offered by this pricing supplement, and the accompanying prospectus supplement and prospectus, have terms and conditions identical to, and shall be part of the series of, other Medium-Term Notes, Series C issued by ML&Co. Inc. (the Company) on February 3, 2004.
                           The Notes offered hereby and such other, identical Notes previously issued will share the same cusip number 59018YSU6.

Trustee:                   JPMorgan Chase Bank

Underwriters:              Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), HSBC Securities (USA) Inc. and
                           ABN AMRO Incorporated (the "Underwriters"), are acting as principals in this transaction.
                           MLPF&S is acting as the Lead Underwriter.

                           Pursuant to an agreement, dated March 3, 2004 (the "Agreement"), between the Company and the
                           Underwriters, the Company has agreed to sell to each of the Underwriters and each of the
                           Underwriters has severally and not jointly agreed to purchase the principal amount of Notes set forth opposite its name below:

                           Underwriters                                      Principal Amount of the Notes
                           ------------                                      -----------------------------

                           Merrill Lynch, Pierce, Fenner & Smith                    $245,000,000
                                      Incorporated
                           HSBC Securities (USA) Inc.                                 $2,500,000
                           ABN AMRO Incorporated                                      $2,500,000
                                                                                      ----------
                                                                                    $250,000,000

                           Pursuant to the Agreement, the obligations of the Underwriters are subject to certain conditions and the Underwriters are committed to take and pay for all of the Notes, if any are taken.

                           The Underwriters have advised the Company that they propose initially to offer all or part of the Notes directly to the public at the Issue Price listed above. After the initial public offering, the Issue Price may be changed.

                           The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Dated:                     March 3, 2004
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